Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

December 6, 2012

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Dear Sirs/Madams:

As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-174879 of Magnum Hunter Resources Corporation, and in each of the prospectuses, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of June 30, 2012 and to all references to our firm included in the Registration Statement.

Very truly yours,

/s/ W. Todd Broker, P.E.
W. Todd Broker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)